EXHIBIT 4.6

INSTRUMENT OF RESIGNATION, APPOINTMENT AND ACCEPTANCE

     INSTRUMENT OF RESIGNATION, APPOINTMENT AND ACCEPTANCE (the “Agreement”) entered into as of the 19th day of December, 2002, effective as of January 2, 2003, among Nortel Networks Limited, a corporation organized under the laws of Canada (“NNL”), Nortel Networks Capital Corporation, a corporation organized under the laws of Delaware (“Finance Subsidiary”, collectively with NNL in its capacity as an Issuer, “the “Issuers”), Nortel Networks Limited in its capacity as guarantor of Debt Securities issued by the Finance Subsidiary (“Guarantor”), Citibank, N.A., a national banking association organized under the laws of the United States of America (“Citibank”), and Deutsche Bank Trust Company Americas, a New York banking corporation (“DBTCA”).

W I T N E S S E T H

     WHEREAS, the Issuers, the Guarantor and Citibank entered into a certain Indenture dated as of December 15, 2000, as amended and supplemented by that First Supplemental Indenture dated as of February 1, 2001 (the “Indenture”) with respect to the issuance of $1.5 billion principal amount of 6.125% Notes due February 15, 2006 (the “Securities”), $1,313,822,000.00 principal amount of which is outstanding; and

     WHEREAS, Citibank has been acting as Trustee, Paying Agent and Registrar under the Indenture; and

     WHEREAS, Section 607(b) of the Indenture provides that Citibank may resign at any time by giving written notice thereof to the applicable Issuer and the Guarantor; and

     WHEREAS, Citibank, pursuant to the provisions of Section 607(b) of the Indenture, has given such written notice to NNL as Issuer and Guarantor on the 7th day of October, 2002, a copy of which is attached hereto as Exhibit A, of its intent to resign upon the appointment of a successor trustee, which resignation will create a vacancy in the office of the Trustee, Paying Agent and Registrar; and

     WHEREAS, Section 607(c) of the Indenture further provides that the applicable Issuer shall promptly appoint a successor Trustee to fill a vacancy in the office of Trustee under the Indenture; and

     WHEREAS, the Issuers wish to appoint DBTCA as successor Trustee , Paying Agent and Registrar under the Indenture; and

     WHEREAS, the Issuers have prepared, and DBTCA, on behalf of the Issuers, shall mail the notice of Citibank’s resignation under the Indenture, and

DBTCA’s appointment and acceptance as successor to Citibank, to the securityholders in accordance with the provisions of Section 106 and Section 607(e) of the Indenture, a copy of which notice is attached hereto as Exhibit B (“Notice”); and

     WHEREAS, DBTCA is willing to accept such appointment as successor on the terms and conditions set forth herein and under the Indenture; and

     WHEREAS, DBTCA is eligible to act as successor Trustee under the Indenture, as such eligibility is described in Section 609 thereof;

     NOW, THEREFORE, pursuant to the provisions of the Indenture and in consideration of the covenants herein contained, it is agreed among the Issuer, Citibank and DBTCA as follows:

1.	The Issuers hereby accept the resignation of Citibank as Trustee, Paying Agent and Registrar and, pursuant to the authority vested in it by Section 607 of the Indenture and by resolution of its Board of Directors dated December 12, 2002, a copy of which is attached as Exhibit C, hereby appoints DBTCA as successor Trustee, Paying Agent and Registrar under the Indenture, with all the estate, properties, rights, powers, trusts, duties and obligations heretofore vested in Citibank under the Indenture, and designates DTCC, c/o Transfer Agent Drop Service, 55 Water Street, Jeanette Park Entrance, New York, New York 10041-0099, as the office or agency of the Issuers in New York, New York where the Securities may be presented for payment, registration of transfer and exchange. Citibank’s resignation, and DBTCA’s appointment and acceptance as successor to Citibank, shall be effective as of the opening of business on the date first above written, upon the execution and delivery hereof by each of the parties hereto.

2.	Each Issuer represents and warrants that:

(a)	it is validly organized and existing under the laws of the state or country of its incorporation, as applicable;
(b)	the Securities were validly and lawfully issued;
(c)	it has performed or fulfilled each covenant, agreement and condition on its part to be performed or fulfilled on or prior to the date hereof under the Indenture;
(d)	it has no knowledge of the existence of any default, or Event of Default (as defined in the Indenture), or any event which upon notice or passage of time or both would become an Event of Default, under the Indenture;
(e)	it has not appointed any paying agents under the Indenture other than Citibank;

(f)	it will continue to perform the obligations undertaken by it under the Indenture; and
(g)	promptly after the execution and delivery of this Instrument, it will cause DBTCA to mail the Notice to each Holder as defined in the Indenture.

3.	Citibank represents and warrants to DBTCA that:

(a)	it has made, or will make, available to DBTCA originals of all documents relating to the trust created by the Indenture and all information in the possession of its Corporate Trust Department relating to the administration and status thereof and will furnish to DBTCA any of such documents or information DBTCA may request; such documents and information to be made available to DBTCA promptly and in no event later than December 31, 2002; provided, however, that the global note, a certified list of the holders, the Indenture (including the First Supplemental Indenture) bearing original signatures of all parties shall be delivered by Citibank to DBTCA on or before the date hereof;
(b)	to the best of the knowledge of the officers of Citibank assigned to its Corporate Trust Department, no default, or Event of Default (as defined in the Indenture), or any event which upon notice or lapse of time or both would become and Event of Default under the Indenture, exists;
(c)	it has lawfully discharged its duties as Trustee under the Indenture; and
(d)	no covenant or condition contained in the Indenture has been waived by Citibank or by the securityholders of the percentage in aggregate principal amount of the Securities required by the Indenture to effect any such waiver.

Citibank covenants that it will:

(i)	hold all past due interest and handle any requests for payment or escheat therefore, and do any research required in connection with such funds,
(ii)	retain all past due transfer journals and cancelled securities and be responsible for researching any questions or claims in connection therewith, and
(iii)	if Citibank has made any interest and principal payments with respect to the Indenture, it has filed or will file all necessary forms with the U.S. Internal Revenue Service and all holders.

Citibank further agrees to indemnify DBTCA and save DBTCA harmless from and against any and all costs, claims, liabilities, losses or damages whatsoever

(including reasonable fees and disbursements of counsel, auditors or other agents or experts) which DBTCA may suffer or incur as a result of, or arising out of, DBTCA’s accepting the appointment and acting as successor Trustee, the performance of its duties as Registrar and Paying Agent, or any other duties or obligations under the Indenture, but in each case only to the extent that such costs, claims, liabilities, losses or damages arise out of, or are as a result of, or are in connection with, Citibank’s actions or omissions in the performance by Citibank of its duties as Trustee, Registrar or Paying Agent under the Indenture, or are not due to the negligence or bad faith of DBTCA; provided, however, that Citibank shall not be required to indemnify DBTCA for amounts with respect to which the Issuer has indemnified DBTCA under the terms of the Indenture.

Citibank agrees in addition, to indemnify DBTCA and save DBTCA harmless from any and all costs, claims, liabilities, losses or damages (including reasonable fees and disbursements of counsel, auditors or other agents or experts) arising out of or as a result of or in connection with any omissions from or inaccuracies in the registry books relating to the Securities (“Securities Register”) delivered to DBTCA that occurred during Citibank’s term as Registrar and are not due to the negligence or bad faith of DBTCA. Citibank agrees to investigate from time to time as DBTCA may reasonably request, at the expense of the Issuer or Citibank, as applicable, the completeness or accuracy of any information in the Securities Register which relates to any transaction occurring prior to the appointment of DBTCA as Registrar for the Securities; provided, however, that Citibank shall not be required to indemnify DBTCA for amounts with respect to which the Issuer has indemnified DBTCA under the terms of the Indenture.

4.	DBTCA represents that it is eligible to act as Trustee under the provisions of the Indenture.

5.	DBTCA hereby accepts its appointment as successor Trustee, Paying Agent and Registrar under the Indenture and accepts the trust created thereby, and assumes all rights, powers, duties and obligations of the Trustee, Paying Agent and Registrar under the Indenture. DBTCA will perform said trust and will exercise said rights, powers, duties, and obligations upon the terms and conditions set forth in the Indenture. DBTCA shall, at the direction and expense of the Issuers, mail the Notice to the security holders in accordance with the provisions of Section 106 and Section 607(e) of the Indenture, as soon as practicable following the execution of this Agreement, but in no event later than January 10, 2003.

6.	DBTCA hereby accepts the designation of its Corporate Trust Office as the office or agency of the Issuer in New York, New York where the Securities may be presented for payment or registration of transfer.

7.	Pursuant to the written request of DBTCA and the Issuers hereby made, Citibank, upon payment of its outstanding charges, receipt of which is hereby acknowledged, confirms, assigns, transfers and sets over to DBTCA, as successor Trustee under the Indenture, upon the trust expressed in the Indenture, any and all moneys and all the rights, powers, duties and obligations which Citibank now holds under and by virtue of the Indenture.

8.	The Issuers, for the purpose of more fully and certainly vesting in and confirming to DBTCA, as successor Trustee, Paying Agent and Registrar under the Indenture, said trusts, rights, powers, duties and obligations, at the request of DBTCA, hereby join in the execution hereof.

9.	The Issuers and Citibank hereby agree, upon the request of DBTCA, to execute, acknowledge and deliver such further instruments of conveyance and assurance and to do such other things as may be required for more fully and certainly vesting and confirming in DBTCA all of the properties, rights, powers, duties and obligations of Citibank as Trustee, Paying Agent and Registrar under the Indenture.

10.	Terms not otherwise defined in this Agreement shall have the definitions given thereto in the Indenture.

11.	The effect and meaning of this Agreement and the rights of all parties hereunder shall be governed by, and construed in accordance with, the laws of the State of New York.

12.	This Agreement may be simultaneously executed in any number of counterparts. Each such counterpart so executed shall be deemed to be an original, but all together shall constitute but one and the same instrument.

13.	Notwithstanding the resignation of Citibank effected hereby, the Issuers shall remain obligated under the terms of Section 606 of the Indenture to compensate and indemnify Citibank in connection with its prior trusteeship.

     IN WITNESS WHEREOF, the Issuers have caused this instrument to be executed and acknowledged by one of its respective officers duly authorized, its corporate seal to be affixed hereunto, and the same to be attested by its Secretary or one of its Assistant Secretaries; Citibank has caused this instrument to be executed and acknowledged by one of its duly authorized Vice Presidents, its corporate seal to be affixed hereunto, and the same to be attested by one of its Assistant Secretaries; and Deutsche Bank Trust Company Americas has caused this instrument to be executed and acknowledged by one of its duly authorized Vice Presidents, its corporate seal to be affixed hereunto, and the same to be attested by one of its Associates, all as of the 19th day of December, 2002.

Nortel Networks Limited

[SEAL]		By:	/s/ K B Stevenson Katharine B. Stevenson Treasurer

		By:	/s/ Blair Morrison Blair F. Morrison Assistant Secretary

Nortel Networks Capital Corporation

[SEAL]		By:	/s/ K B Stevenson Katharine B. Stevenson President

Attest:	/s/ Michael Neylan

Citibank, N.A.

[SEAL]		By:	/s/ John J. Byrnes John J. Byrnes Vice President

Attest:	/s/ Wafaa Orfy Wafaa Orfy

Deutsche Bank Trust Company Americas

[SEAL]		By:	/s/ Susan Johnson Susan Johnson Vice President

Attest:	/s/ Wanda Camacho

PROVINCE OF ONTARIO	) :	SS.:
COUNTY OF	)

     On the 19th day of December, 2002, before me personally came Katharine B. Stevenson, to me known, who, being by me duly sworn, did depose and say that she resides at 231 Inglewood, Toronto, Ontario M4T 1H8, Canada; that she is the Treasurer of Nortel Networks Limited, and the President of Nortel Networks Capital Corporation, each corporation described in and which executed the above instrument; and that she signed her name thereto pursuant to like authority.

/s/ Michael Neylan NOTARY PUBLIC Michael P. Neylan

PROVINCE OF ONTARIO	) :	SS.:
COUNTY OF	)

     On the 20th day of December, 2002, before me personally came Blair F. Morrison, to me known, who, being by me duly sworn, did depose and say that he resides at 22 Tanager Ave., Toronto, Ontario M4G 3R1 Canada; that he is the Assistant Secretary of Nortel Networks Limited, a corporation described in and which executed the above instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed pursuant to the authority of the Board of Directors of said corporation; and that he signed her/his name thereto pursuant to like authority.

/s/ Michael Neylan NOTARY PUBLIC Michael P. Neylan

EXHIBIT A

Written Notice of Resignation Sent to Issuer by Trustee

EXHIBIT B

NOTICE OF RESIGNATION
OF TRUSTEE
and
APPOINTMENT OF SUCCESSOR TRUSTEE

To the Holders of 6.125% Notes due February 15, 2006
(the “Securities”)

NOTICE IS HEREBY GIVEN that, pursuant to Section 607 of the:

Indenture dated as of December 15, 2000, as amended and supplemented by that First Supplemental Indenture dated as of February 1, 2001 (the “Indenture”), among Nortel Networks Limited, a corporation organized under the laws of Canada, as an Issuer and as Guarantor (“NNL”), Nortel Networks Capital Corporation, a corporation organized under the laws of Delaware (“NNCC”), and Citibank, N.A., a national banking association organized under the laws of the United States of America, as Trustee, Registrar and Paying Agent (“Citibank”),

under which the above mentioned Securities were issued, on October 7, 2002, NNL received a notice stating that Citibank intends to resign as Trustee, Registrar and Paying Agent under the Indenture, effective upon the acceptance of the appointment of a successor Trustee, Registrar and Paying Agent.

NOTICE IS HEREBY FURTHER GIVEN that, pursuant to Section 607 of the Indenture, the Issuers have appointed Deutsche Bank Trust Company Americas, a New York banking corporation (“Deutsche Bank”), as successor Trustee, Registrar and Paying Agent under the Indenture. Deutsche Bank has, pursuant to Section 607 of the Indenture, accepted such appointment, with the resignation of Citibank as Trustee, Registrar and Paying Agent, and the appointment of Deutsche Bank as Trustee, Registrar and Paying Agent effective as of January 2, 2003. The address of the Corporate Trust Office of Deutsche Bank is 60 Wall Street, Mailstop NYC60-2515, New York, New York 10005. Securities being sent to Deutsche Bank for payment, registration of transfer or exchange should be sent to one of the following addresses:

By Mail	By Hand

DB Services Tennessee, Inc. Corporate Trust & Agency Services 648 Grassmere Park Road Nashville, Tennessee 37211	DTCC c/o Transfer Agent Drop Service 55 Water Street, First Floor, Jeanette Park Entrance New York, New York 10041-0099

Nortel Networks Limited

Dated: December      , 2002

EXHIBIT C

BOARD RESOLUTIONS

The following is a true copy of resolutions adopted on December 12, 2002, by the Board of Directors of Nortel Networks Limited.

Replacement of Trustee under Indenture dated December 15, 2000

     Upon motion duly made and seconded, it was

     RESOLVED, That, upon the resignation of Citibank, N.A. (“Citibank”) as trustee (“Trustee”), Nortel Networks Limited (“NNL”) is authorized hereby to appoint Deutsche Bank Trust Companies Americas (“Deutsche Bank”) as Trustee, under that certain Indenture dated as of December 15, 2000 among NNL, Nortel Networks Capital Corporation (“NNCC”) and Citibank, as amended and supplemented by that First Supplemental Indenture dated as of February 1, 2001 (the “Indenture”), which Indenture was authorized by the Board of Directors of NNL pursuant to and in accordance with the authorities for financings approved on December 14, 2000 and January 25, 2001; and

     RESOLVED, That the proper officers of NNL are authorized hereby to execute, seal, file and deliver the Instrument of Resignation, Appointment and Replacement among NNL, NNCC, Citibank and Deutsche Bank, and to take all such further actions, and execute, seal, file and deliver such further instruments, certificates and documents from time to time necessary or appropriate to be done, performed, executed, sealed, filed and/or delivered, in the name and on behalf of NNL and under its seal or otherwise, and to do any and all other things appropriate in the circumstances, that they or any of them may deem necessary or desirable to carry out and fulfill the purposes and intent of the foregoing resolution.

Corporate Secretary